Exhibit F-1

March 24, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

      Re:   National Fuel Gas Company — File No. 70-10273

Ladies and Gentlemen:

        As counsel for National Fuel Gas Company (“National”), a holding company registered under the Public Utility Holding Company Act of 1935, as amended (the “Act”), I deliver to you this “past tense” opinion letter for filing as Exhibit F-1 to the certificate pursuant to Rule 24 (“Certificate”) in the above referenced file, in which National requested authorization for certain proposed amendments to its Restated Certificate of Incorporation and, in connection with such amendment, to solicit proxies from its shareholders for use at National’s annual meeting of shareholders, which was held on February 17, 2005.

        In connection with the above, I have examined the Declaration on Form U-1 filed in this proceeding (“Declaration”), the Commission’s order dated February 16, 2005 authorizing and approving the transactions proposed therein, and such other documents and made such other investigation as I consider appropriate.

        Based upon and subject to the foregoing and subject to the other paragraphs hereof, I am of the opinion that:

(a)	all state laws applicable to the proposed transactions were complied with; and

(b)	the consummation of the proposed transactions did not violate the legal rights of the holders of any securities issued by National or any other associate company.

        I am admitted to practice law in the State of New York. I do not hold myself out as an expert on the law of any other state or offer any opinion on such law other than the law of the State of New Jersey. Insofar as the opinions expressed herein relate to or are dependent upon matters governed by the law of the State of New Jersey, I have relied upon the opinion of Stryker, Tams and Dill LLP. A copy of such opinion will be filed as an exhibit to the Certificate.

        I hereby consent to the filing of this “past tense” opinion as an exhibit to the Certificate. This opinion may not be used for any other purpose or relied upon or furnished to any other party.

Very truly yours, /s/ James P. Baetzhold James P. Baetzhold, Esq.